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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 FINOVA Mezzanine Capital Inc.                 Environmental Tectonics Corporation (ETC)         Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X  10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
        500 Church Street, Suite 200              Number of Reporting        Month/Year             Officer (give     Other (Specify
---------------------------------------------     Person (Voluntary)         December 1999      ----        title ---        below)
                 (Street)                                                 ------------------                below)
 Nashville        Tennessee         37219                                 5. If Amendment,
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Environmental Tectonics
  Corporation Common Stock       12/2/99   S             1,500    D          $9.63
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Environmental Tectonics
  Corporation Common Stock       12/3/99   S             2,600    D          $9.63
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Environmental Tectonics
  Corporation Common Stock       12/6/99   S               900    D          $9.63
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Environmental Tectonics
  Corporation Common Stock       12/7/99   S               500    D          $9.63
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Environmental Tectonics
  Corporation Common Stock       12/9/99   S             3,300    D         $10.02            543,166             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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ETC Stock Purchase Warrant    $0.50      3/27/97                               3/27/97  3/27/04   Common    332,820
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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ETC Stock Purchase Warrant       332,820                    D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Philip S. Clark            01/10/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -----------------------------  --------
                                                                                             Philip S. Clark                   Date
Note. File three copies of this form, one of which must be manually signed.                  Vice President -- Group Counsel
  If space provided is insufficient, see Instruction 6 for procedure.                      **Signature of Reporting Person

Potential persons who are to respond to the collection of information contained in this                                      Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                             SEC 1474 (7-96)

